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EXHIBIT 99.5(p)

Addendum to Portfolio Management Agreement
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               ADDENDUM TO OF THE PORTFOLIO MANAGEMENT AGREEMENT

     The Portfolio Management Agreement ("Agreement") made the 27/th/ day of December, 1995, between Pacific Mutual Life Insurance Company ("Pacific Mutual"), a life insurance company domiciled in California, Blairlogie Capital Management ("Blairlogie", "Portfolio Manager"), a partnership, and Pacific Select Fund (the "Fund"), a Massachusetts Business Trust, is hereby amended as set forth in this Addendum to the Portfolio Management Agreement, which is dated as of January 1, 1997.

     WHEREAS, the Fund is registered with the Securities and Exchange Commission as an open-end management investment company;

     WHEREAS, the Fund offers shares in several Portfolios, one of which is designated the Emerging Markets Portfolio ("Portfolio");

     WHEREAS, pursuant to the Agreement, Pacific Mutual and the Fund have appointed Blairlogie as Portfolio Manager to the Portfolio and Blairlogie has accepted such appointment;

     WHEREAS, Pacific Mutual, Blairlogie, and the Fund desire to amend the Fee Schedule of the Portfolio Management Agreement;

     NOW THEREFORE, in consideration of the promises and mutual covenants herein contained, it is agreed among Pacific Mutual, Blairlogie, and the Fund that the Fee Schedule of the Agreement be amended to read as follows:

                              PACIFIC SELECT FUND
                                  FEE SCHEDULE
                         BLAIRLOGIE CAPITAL MANAGEMENT

          Portfolio:  Emerging Markets Portfolio
          Fee:

          The Adviser will pay to the Portfolio Manager a fee based on the average daily net assets of the Portfolio at an annual rate equal to:

               .85% on the first $50 million;
               .75% on the next $50 million;
               .70% on the next $50 million;
               .65% on the next $50 million;
               .60% on the excess of $200 million.
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     This Addendum shall take effect on January 1, 1997, provided it has been approved by the requisite shareholder vote pursuant to the Investment Company Act of 1940.

     IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed as of the date first indicated above.

                                     PACIFIC MUTUAL LIFE INSURANCE

/s/ Audrey L. Milfs                  By:  /s/ Thomas C. Sutton
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Attest                               Title: Chairman of the Board,
Title: Secretary                            Director and Chief Executive Officer


                                     BLAIRLOGIE CAPITAL MANAGEMENT

/s/ Kate Morrison                    By:  /s/ J.R.W. Stephens
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Attest                               Title: Chief Financial Officer
Title: Administration Manager


                                     PACIFIC SELECT FUND

/s/ Audrey L. Milfs                  By:  /s/ Thomas C. Sutton
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Attest                               Title: President
Title: Secretary